Exhibit 10.1

DATED July 10, 2015

CELSUS THERAPEUTICS PLC

- AND -

RPC PHARMA LIMITED

RELATIONSHIP AGREEMENT

McDERMOTT WILL & EMERY UK LLP
110 Bishopsgate
London EC2N 4AY DX 42619 Cheapside

Tel: +44 20 7577 6900
Fax: +44 20 7577 6950

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THIS AGREEMENT is made on July 10, 2015

BETWEEN:

(1)	CELSUS THERAPEUTICS PLC, a company registered in England and Wales under number 05252842 whose registered office is at 42-50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ (the “Company”); and
(2)	RPC PHARMA LIMITED a company registered in Malta whose registered office is at Regent House, Office 21, Bisazza Street, Sliema SLM1640, Malta (“RPC”).

WHEREAS:

This Agreement is being entered into to regulate certain aspects of the continuing relationship between the Company and RPC.

IT IS AGREED THAT:

1.	Interpretation
1.1	In this Agreement and its Recitals, unless the context otherwise requires, each of the following terms shall have the meaning given below:

“Act”	means the Companies Act 2006 (as amended;
“Approved Person”	means a person nominated by RPC (following consultation with the Company) to join the Board who meets the legal and regulatory requirements for a board member of a NASDAQ listed company;
“Articles”	means the articles of association of the Company in force from time to time;
“Board”	means the board of directors of the Company as constituted from time to time;
“Business Day”	means a day (other than a Saturday or a Sunday and public holidays) on which the clearing banks are open for business in London and New York;
“Completion”	means completion of the share exchange agreement of even date between the Company and RPC relating to the acquisition by the Company of Volution Immuno Pharmaceuticals SA;
“Completion Date”	means the date of Completion;
“Director”	means a director of the Company from time to time;
“Group”	means the Company and its group from time to time and “Group Member” shall be construed accordingly;
“group”	means in relation to any company, any parent undertaking and any subsidiary undertaking of that company and any subsidiary undertaking of any such parent undertaking from time to time;
“Ordinary Shares”	means the issued ordinary shares of 1 pence each in the capital of the Company;
“Relevant Director”	means any Director appointed by RPC;
“RPC Group”	means RPC and any shareholder of RPC from time to time; and
“Shares”	means the entire issued share capital of the Company from time to time including without limitation the Ordinary Shares.

1.2	In this Agreement:
1.2.1	the headings are for convenience only and shall not affect is interpretation;
1.2.2	expressions defined in the Act shall have the same meanings in this Agreement, unless the context requires otherwise or they are otherwise defined in this Agreement;
1.2.3	a reference to a provision of law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation made under any such provision;
1.2.4	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa; and
1.2.5	references to persons shall include individuals, corporations (wherever incorporated), unincorporated associates (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality).
2.	Condition

This Agreement is conditional upon Completion and shall become effective on the Completion Date.

3.	Composition of the Board committees
3.1	Subject to such designated Directors meeting NASDAQ and SEC requirements to sit on such committees, each of the audit committee, nomination committee and the remuneration committee of the Company shall comprise at least one Director designated to serve on such committee by RPC.
3.2	For the avoidance of doubt, the Directors nominated by RPC pursuant to clause 3.1 shall be an existing member of the Board and nothing in this clause 3 shall give RPC the right to appoint any Directors to the Board in addition to those specified in clause 4.
4.	Appointments
4.1	Subject to clause 4.2, RPC shall be entitled to appoint the following number of Directors in relation to the percentage of Shares held in aggregate by members of the RPC Group from time to time:
4.1.1	two Directors if members of the RPC Group hold 25 per cent or more of the Shares;
4.1.2	one Director if members of the RPC Group hold 10 per cent or more but less than 25 per cent of the Shares; and
4.1.3	no Directors if members of the RPC Group hold less than 10 per cent of the Shares,

provided always that where such right to appoint a Director falls away pursuant to the terms of this clause 4 RPC shall procure the resignation of the relevant Director as soon as practicably possible thereafter at no cost to the Company.

4.2	The Directors appointed by RPC shall:
4.2.1	only be nominated for appointment by RPC if they are an Approved Person; and
4.2.2	unless otherwise agreed by the Board, be A class directors (as such term is defined in the Company’s articles of association in force at the date of this agreement).
5.	Assignment

Subject to the provisions of this Agreement, no party shall assign or in any other way dispose of any of its rights or obligations under this Agreement without the prior written consent of the other party.

6.	Confidentiality
6.1	Subject to clause 6.3, RPC shall not and shall procure that its directors, officers, employees and agents and advisers shall not and shall procure that any member of the RPC Group and its and their respective directors, officers, employees and agents respective advisers shall not (save as required by applicable law or regulation) disclose to any third party or use for its own or their own commercial purposes any information of a confidential nature relating to any Group Member obtained under the provisions of this Agreement, and for these purposes a professional adviser of any member of the RPC Group shall not be treated as a third party.
6.2	Any press release or other media communication to be made by any party relating to the investment of any member of the RPC Group in the Company shall, save as required by law or any applicable regulation or decision of any governmental or regulatory authority, be subject to the prior approval of RPC and the Company, any such approval not to be unreasonably withheld or delayed.
6.3	This clause shall not restrict disclosure of information which (a) is in or has come into the public domain otherwise than as a result of a breach by a member of the RPC Group or any of their respective directors, officers, employees, advisers or agents of this clause or of any other duty of confidentiality by any such person; or (b) is already in the possession of any member of the RPC Group on a non-confidential basis at the time that it is first supplied by the Group; or (c) is received by a member of the RPC Group at any time in good faith from a third party who is not bound by any obligation of confidentiality in relation thereto; or (d) has been independently developed by a member of the RPC Group without reference to confidential information supplied by the Group.
7.	Change of law

If there is any change in law or applicable regulations which would materially affect the operation of this Agreement, the parties hereto agree to enter into bona fide negotiations with a view to agreeing such amendments to this Agreement as the parties shall in good faith determine to be necessary to ensure that notwithstanding such changes the intentions of each as reflected by the provisions of this Agreement are given effect.

8.	Duration

This Agreement shall continue in full force and effect for so long as RPC or any member of the RPC Group, individually or collectively, holds 10 per cent or more of the Shares.

9.	Severance
9.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.
9.2	In the event that any provision of this Agreement becomes wholly or partly void, unenforceable or for any other reason cannot in whole or in part be put into effect, then the remaining provisions of this Agreement will not be affected. In such event the parties shall co-operate and negotiate in good faith to agree provisions (to replace those which are void, unenforceable or ineffective) which are not void or unenforceable, or which can otherwise be put into effect and which, as far as possible, are legally and commercially the same as those they replace.
9.3	In the event that provisions of this Agreement need to be interpreted or supplemented then the interpretation or supplement shall be completed in good faith in such a way that the spirit, contents and purpose of this Agreement are adhered to as far as possible.

10.	Entire Agreement
10.1	It is hereby acknowledged that this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.
10.2	No amendment, change or addition to this Agreement shall be effective or binding on any party unless reduced to writing and executed by all the parties.
11.	General
11.1	Each of the parties shall, and shall use all reasonable efforts to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.
11.2	This Agreement shall not be construed as creating any partnership or agency (except to the extent expressly described) relationship between any of the parties.
11.3	No relaxation, forbearance, indulgence or delay (together “indulgence”) of any party in exercising any right shall be construed as a waiver of the right and shall not affect the ability of that party subsequently to exercise that right or to pursue any remedy, not shall any indulgence constitute a waiver of any other right.
11.4	A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, except that clause 6 (Confidentiality) shall be enforceable by any Member of the RPC Group, provided that no consent of a person who is not a party to this Agreement is required for any variation (including any release or compromise in whole or in party of any liability) or termination of this Agreement.
12.	Notices
12.1	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class post addressed to that party at such address and shall if:
12.1.1	personally delivered, be deemed to have been received at the time of delivery; or
12.1.2	posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting,

PROVIDED that where, in the case of delivery by hand, delivery occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

12.2	For the purposes of this clause the authorised address of each party shall be the address set out below (including the person for whose attention a notice or communication is to be addressed) or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this clause:
(a)	Celsus Therapeutics PLC Thames House Portsmouth Road Esher Surrey KT10 5AD
(b)	RPC PHARMA LIMITED Regent House Office 21 Bisazza Street Sliema SLM1640 Malta

13.	Agent for service
13.1	In this clause 13, “RPC’s Agent” means McDermott, Will and Emery UK LLP of 110 Bishopsgate, London EC2N 4AY (marked for the attention of Nicholas Azis) (or any substitute agent appointed pursuant to clause 13.3).
13.2	RPC:
13.2.1	(subject to clause 13.3) irrevocably appoints RPC’s Agent as its agent to accept service on its behalf of (a) notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any acquisition dispute;
13.2.2	irrevocably agrees that any notice to be given to it is deemed to have been properly given if it is given to RPCs’ Agent in accordance with the provisions of clause 12 (whether or not such Notice is forwarded to or received by RPC; and
13.2.3	irrevocably agrees that failure by RPC’s Agent to notify it of the process will not invalidate the legal action or proceedings concerned.
13.3	If, for any reason, RPC’s Agent ceases to be able to act as agent or no longer has a postal address in the United Kingdom, RPC shall immediately:
13.3.1	(subject to this clause 13.3) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and
13.3.2	Notify the Company of the name, relevant contact (where appropriate) and postal and email address of the substitute agent.

Such appointment and notice shall be effective on the fifth Business day after the date on which the notice given pursuant to clause 13.3.2 is deemed to have been served or delivered in accordance with clause 12.

14.	Governing law and jurisdiction
14.1	This Agreement, or any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.
14.2	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Agreement.
15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

Signed by	)
for and on behalf of	)
Celsus Therapeutics PLC	) /s/ Gur Roshwalb
Signed by	) Gur Roshwalb
for and on behalf of	)
RPC Pharma Limited	) /s/ Ray Prudo
) Ray Prudo